Exhibit (i)(3)

April 29, 2021

MATTHEWS INTERNATIONAL FUNDS

Four Embarcadero Center, Suite 550

San Francisco, California 94111

Re:	Reorganization of:	(1) Matthews Emerging Asia Fund, and
(2) Matthews Asia Small Companies Fund

Ladies and Gentlemen:

You have requested our opinion with respect to certain U.S. federal income tax matters in connection with the reorganization by and between Matthews Emerging Asia Fund (the “Acquired Fund”), a series fund of Matthews International Funds, a Delaware statutory trust (“Matthews International”) and Matthews Asia Small Companies Fund (to be renamed Matthews Emerging Markets Small Companies Fund, the “Acquiring Fund”), a series fund of Matthews International. This opinion is rendered in connection with the reorganization of the Acquired Fund into the Acquiring Fund (the “Transaction”). The Transaction is described in the Agreement and Plan of Reorganization dated March [23], 2021 (the “Reorganization Agreement”), by Matthews International for itself and on behalf of the Acquired Fund and by Matthews International for itself and on behalf of the Acquiring Fund, and adopts the applicable defined terms therein.

This letter and the opinion expressed herein are for delivery to Matthews International and may be relied upon only by Matthews International and its shareholders. This opinion also may be disclosed by Matthews International or any of the shareholders in the Acquired and Acquiring Funds in connection with an audit or other administrative proceeding before the Internal Revenue Service (the “Service”) affecting Matthews International or any of the shareholders in the Acquired and Acquiring Funds or in connection with any judicial proceeding relating to the U.S. federal, state or local tax liability of Matthews International or any of the shareholders in the Acquired and Acquiring Funds.

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A.        Assumptions and Representations

For purposes of this opinion we have assumed the truth and accuracy of the following facts:

Matthews International was duly created pursuant to its Trust Instrument dated April 8, 1994 for the purpose of acting as a management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and is validly existing under the laws of Delaware. Matthews International is registered as an investment company classified as an open-end management company under the 1940 Act.

The Acquiring Fund is a series fund of Matthews International duly established under the laws of the State of Delaware and is validly existing under the laws of that State. The Acquiring Fund has an authorized capital of an unlimited number of shares and each outstanding share of the Acquiring Fund is fully transferable and has full voting rights.

The Acquired Fund is a series fund of Matthews International duly established under the laws of the State of Delaware and is validly existing under the laws of that State. The Acquired Fund has an authorized capital of an unlimited number of shares and each outstanding share is fully transferable and has full voting rights.

For what has been represented as valid business purposes, the Transaction will take place in accordance with the laws of the State of Delaware and pursuant to the Reorganization Agreement:

(a)        On the date of the closing (the “Closing Date”), the Acquired Fund will transfer substantially all of its assets to the Acquiring Fund. Solely in exchange therefor, the Acquiring Fund will assume all of the liabilities of the Acquired Fund and deliver to the Acquired Fund a number of Institutional Class Acquisition Shares and Investor Class Acquisition Shares of the Acquiring Fund (including fractional shares) equal to the net asset value of the assets transferred by the Acquired Fund to the Acquiring Fund.

(b)        The Acquired Fund will then liquidate and distribute all of the Institutional Class Acquisition Shares and Investor Class Acquisition Shares received from the Acquiring Fund (collectively, the “New Shares”) to its shareholders in proportion to their respective interests in the Acquired Fund in exchange for their shares in the Acquired Fund (the “Old Shares”).

(c)        The Acquired Fund will then wind up and dissolve as soon as practicable thereafter, and its legal existence as series funds of Matthews International will be terminated.

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In rendering the opinion set forth below, we have examined and relied upon the following, assuming the truth and accuracy of any statements contained therein:

(1)        the Reorganization Agreement and

(2)        such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion referred to in this letter.

For purposes of rendering the opinion set forth below, we have in addition relied upon the following representations by the Acquiring Fund and the Acquired Fund, as applicable:

(A)        The fair market value of the New Shares received by each shareholder of the Acquired Fund will be approximately equal to the fair market value of the Old Shares surrendered in the exchange. The shareholders of the Acquired Fund will receive no consideration other than New Shares (including fractional New Shares) in exchange for Old Shares.

(B)        There is no plan or intention by the Acquiring Fund or any person related to the Acquiring Fund, as defined in Section 1.368-1(e)(3) of the Treasury Regulations, to acquire or redeem any of the New Shares issued in the Transaction either directly or through any transaction, agreement, or arrangement with any other person; provided, however, that certain redemptions will occur in the ordinary course of the Acquiring Fund’s business as an open-end investment company, as required by Section 22(e) of the 1940 Act. For this purpose, Section 1.368-1(e)(3) of the Treasury Regulations generally provides that two corporations are related if they are members of the same affiliated group (i.e., one or more chains of corporations connected through stock ownership with a common parent corporation where: (i) stock with at least 80% of the total voting power and value of each corporation in the chain is owned directly by one or more of the other corporations in the chain; and (ii) the common parent owns directly stock with at least 80% of the voting power and value of at least one of the corporations in the chain for consolidated return purposes (“Affiliated Group Relationship”) or if one corporation owns stock possessing at least 50% or more of the voting power or value of the other corporation (“Parent-Subsidiary Relationship”)).

(C)        During the five-year period ending on the Closing Date, neither the Acquired Fund nor any person related to the Acquired Fund by having a Parent-Subsidiary Relationship will have directly or through any transaction, agreement, or arrangement with any other person, (i) acquired Old Shares with consideration other than shares of the Acquiring Fund or the Acquired Fund or (ii) redeemed or made distributions with respect to the Acquired Fund shares; provided, however, that certain redemptions have occurred in the ordinary course of the Acquired Fund’s business as an open-end investment

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company as required by Section 22(e) of the 1940 Act and were made in the ordinary course of the Acquired Fund’s business as a qualified regulated investment company.

(D)        Prior to the Transaction, neither the Acquiring Fund nor any person related to the Acquiring Fund (i.e., having either an Affiliated Group Relationship or a Parent-Subsidiary Relationship with the Acquiring Fund) will have owned Old Shares.

(E)        The aggregate value of the acquisitions, redemptions, and distributions discussed in paragraphs (B) and (C) above will not exceed 60% of the value (without giving effect to the acquisitions, redemptions, and distributions made in the ordinary course of the Acquiring Fund’s business as an open-end investment company as required by the 1940 Act) of the proprietary interest in the Acquired Fund on the effective date of the Transaction.

(F)        The Acquiring Fund will acquire at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by the Acquired Fund immediately prior to the Transaction. For purposes of this representation, amounts, if any, used by the Acquired Fund to pay its reorganization expenses, amounts paid by the Acquired Fund to shareholders who receive cash or other property (including any payments to dissenters), and all redemptions and distributions (except for distributions and redemptions occurring in the ordinary course of the Acquired Fund’s business as an investment company) made by the Acquired Fund immediately preceding the transfer have been included as assets of the Acquired Fund held immediately prior to the Transaction.

(G)        On the Closing Date, the sum of the liabilities of the Acquired Fund to be assumed by the Acquiring Fund do not and will not exceed 20% of the fair market value of the assets of the Acquired Fund that will be transferred to the Acquiring Fund.

(H)        On the Closing Date and at all times prior to the Closing Date, the Acquiring Fund did not have and has not had any plan or intention to sell or otherwise dispose of any of the assets of the Acquired Fund acquired in the Transaction, except for dispositions (i) made in the ordinary course of its business as a series of a qualified regulated investment company and (ii) the proceeds of which were used in accordance with the Acquiring Fund’s investment objectives.

(I)        The Acquiring Fund has no plan or intention to reacquire any of its shares issued in the Transaction, except for acquisitions made in the ordinary course of its business as a series of an investment company pursuant to the provisions of Section 22(e) of the 1940 Act.

(J)        In pursuance of the Reorganization Agreement, the Acquired Fund will liquidate and distribute as soon as practicable the New Shares it receives in the Transaction.

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(K)        The stated liabilities of the Acquired Fund assumed by the Acquiring Fund plus the liabilities to which the assets are subject were incurred by the Acquired Fund in the ordinary course of its business and are associated with the assets transferred.

(L)        The fair market value of the assets of the Acquired Fund transferred to the Acquiring Fund will equal or exceed the sum of the liabilities assumed by the Acquiring Fund, plus the amount of liabilities, if any, to which the transferred assets are subject.

(M)        The total adjusted bases of the assets of the Acquired Fund transferred to the Acquiring Fund will equal or exceed the sum of the stated liabilities to be assumed by the Acquiring Fund, plus the amount of liabilities, if any, to which the transferred assets are subject.

(N)        Following the Transaction, the Acquiring Fund will continue the historic business of the Acquired Fund or use a significant portion of the Acquired Fund’s historic business assets in a business. On the date of the Transaction, at least 33 1⁄3% of the Acquired Fund’s portfolio assets will meet the investment objectives, strategies, policies, risks and restrictions of the Acquiring Fund. On the date of the Transaction, the Acquired Fund will not have altered its portfolio in connection with the Reorganization to meet the 33 1⁄3% threshold. On the date of the Transaction, neither the Acquiring Fund nor the Acquired Fund will have modified any of its investment objectives, strategies, policies, risks or restrictions as part of the planned Transaction for purposes of meeting the business continuity requirement of Section 1.368-1(d)(2) of the Treasury Regulations. On the date of the Transaction, the Acquiring Fund will have no plan or intention to change any of its investment objectives, strategies, policies, risks and restrictions after the Transaction, except as reasonably necessary as a result of the planned name change that has already been disclosed in filings by Matthews International with the Securities and Exchange Commission.

(O)        There is no intercorporate indebtedness existing between the Acquired Fund and the Acquiring Fund that was issued, acquired, or will be settled at a discount.

(P)        The Acquired Fund is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure or similar proceeding in a federal or state court.

(Q)        The investment adviser to the Acquired Fund will pay or assume only those expenses of the Acquiring Fund, the Acquired Fund and the shareholders of the Acquired Fund that are solely and directly related to the Transaction in accordance with the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187 (such as legal and accounting expenses, appraisal fees, administrative costs, security underwriting and registration fees and expenses, and transfer agents’ fees and expenses). Otherwise, the

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Acquiring Fund, the Acquired Fund and the shareholders of the Acquired Fund will pay their respective expenses, if any, incurred in connection with the Transaction.

(R)        The Acquired Fund and the Acquiring Fund each meet the requirements of a regulated investment company set forth in Code Section 368(a)(2)(F) (which generally requires that not more than 25% of the value of its total assets is invested in the stock and securities of any one issuer and not more than 50% of the value of its total assets is invested in the stock and securities of five (5) or fewer issuers).

(S)        The Acquired Fund and the Acquiring Fund have each elected to be taxed as a “regulated investment company” (“RIC”) under Code Section 851 and, for all of the taxable periods (including the last short taxable period ending on the date of the Transaction for the Acquired Fund), have qualified for the special tax treatment afforded regulated investment companies under the Code. After the Transaction, the Acquiring Fund intends to continue to so qualify.

(T)        No cash is being transferred to the shareholders of the Acquired Fund in lieu of fractional shares of the Acquiring Fund.

(U)        Following the Transaction, the Acquired Fund, the Acquiring Fund, and, to the best knowledge of the management of the Acquired Fund, the shareholders of the Acquired Fund, will comply with the information reporting, record retention and return filing requirements set forth in Section 1.368-3 of the Treasury Regulations.

(V)        There are no dissenters’ rights in the Transaction.

(W)        Neither the Acquired Fund nor one or more of its shareholders, or any combination thereof, will control (within the meaning of Code Section 368(a)(2)(H), which provides that control means ownership of shares possessing at least 50% of the total combined voting power of all classes of shares entitled to vote, or at least 50% of the total value of all classes of shares) the Acquiring Fund immediately after the transfer.

(X)        To the best knowledge of the management of the Acquired Fund, there is no plan or intention by the shareholders of the Acquired Fund who own five percent (5%) or more of the Acquired Fund shares to sell, exchange, or otherwise dispose of a number of New Shares received in the Transaction that would reduce the Acquired Fund shareholders’ ownership of the Acquiring Fund shares to a number of shares having a value, as of the date of the Transaction, of less than 50% of the value of all the formerly outstanding Old Shares as of the same date. For purposes of this representation, Old Shares exchanged for cash or other property will be treated as outstanding Old Shares on the date of the Transaction. Additionally, Old Shares and New Shares held by the Acquired Fund’s shareholders and otherwise sold, redeemed or disposed of prior to or

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subsequent to the Transaction will be treated as outstanding Old Shares on the date of the Transaction.

(Y)        The Transaction is being entered into for valid business purposes including the ability to take advantage of certain economies of scale which allow more efficient operations.

B.        Characterization as a Reorganization

Code Section 354(a) provides that stockholders of a corporation that is a party to a “reorganization” will not recognize gain or loss on the exchange, in pursuance of the plan of reorganization, of their shares for shares in another corporation that is also a party to the reorganization. Pursuant to Code Section 358(a)(1), the basis of the shares of the acquiring corporation to the shareholders of the target will be the same as the basis of such shareholders in their shares of target’s stock, decreased by any money or boot received in the exchange, and increased by any gain recognized on the exchange. Pursuant to Code Section 1223(1), a shareholder’s holding period in target stock surrendered is tacked to the holding period of such shareholder in the stock of an acquiring corporation.

Code Section 361(a) provides that a corporation that is a party to a reorganization will not recognize gain or loss if it exchanges property for stock in another corporation that is also a party to the reorganization. Pursuant to Code Section 362(b), the basis of property acquired by a corporation in a reorganization, shall be the same as it would be in the hands of the transferor, increased by any gain recognized. Pursuant to Code Section 1223(2), if a taxpayer receives carryover basis with respect to acquired property, such taxpayer shall also inherit the holding period of the transferor. Code Section 381 generally provides that in reorganizations where Code Section 361 applies, the acquiring corporation will succeed to certain tax attributes of the transferor.

A “reorganization” for this purpose is defined in Code Section 368(a). In particular, Code Section 368(a)(1)(C), the so-called “C reorganization,” includes in the definition of a reorganization an “acquisition by one corporation, in exchange solely for all or a part of its voting stock… of substantially all of the properties of another corporation, but in determining whether the exchange is solely for stock the assumption by the acquiring corporation of a liability of the other shall be disregarded.” As a result of the Transaction, the Acquiring Fund will acquire substantially all of the assets of the Acquired Fund in exchange for New Shares and will assume the liabilities of the Acquired Fund.

Code Section 368(a)(2)(F) provides that a transaction involving an investment company will not be considered a reorganization unless the investment company is a RIC, a real estate investment trust, or certain other investment corporations. The Acquired Fund and the Acquiring Fund have each elected to be taxed as a RIC and have represented that each has met the requirements set forth in the Code to continue to qualify as a RIC.

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Code Section 368(a)(2)(G) requires that the acquired corporation in a C reorganization must distribute the stock, securities and other property it receives in pursuance of the plan of reorganization. The Acquired Fund will be distributing to its shareholders all the New Shares received in the Transaction, after which the Acquired Fund will liquidate.

Treasury Regulations Section 1.368-1(b) provides that, in general, continuity of business enterprise and continuity of interest are required for a reorganization. The Acquiring Fund intends to continue the businesses of the Acquired Fund as a RIC, and there is no intention that the shareholders of the Acquired Fund will dispose of their interests other than in the ordinary course of business of the Acquiring Fund as an open-end investment company.

As a further qualification for all forms of reorganization, Treasury Regulations Section 1.368-1(c) provides generally that a scheme, device or plan that has no business or corporate purpose is not a plan of reorganization and thus will not qualify as a reorganization for purposes of Code Sections 354 and 361. The purpose and effect of the Transaction is to take advantage of various economies of scale and allow the funds to operate more efficiently. Management thus anticipates that the Transaction will provide long-term benefits to the shareholders of the Acquired Fund.

C.        Overall Conclusion

Our opinion set forth in this letter is based upon the Code, regulations of the Treasury Department, published administrative announcements and rulings of the Service and court decisions, all as of the date of this letter. Based on the foregoing facts and representations, and provided that the Transaction will take place in accordance with the terms of the Reorganization Agreement, and further provided that the Acquired Fund distribute the New Shares received in the Transaction as soon as practicable, it is our opinion that the transfer of substantially all of the Acquired Fund’s assets to the Acquiring Fund in exchange for the New Shares and the assumption of the Acquired Fund’s stated liabilities, and the distribution of the New Shares to the Acquired Fund’s shareholders in liquidation of the Acquired Fund, will constitute a “reorganization” within the meaning of Code Section 368(a), and each of the Acquiring Fund and the Acquired Fund is a “party to a reorganization” within the meaning of Code Section 368(b).

No opinion will be expressed as to the effect of the Transaction on (i) the Acquired Fund or the Acquiring Fund with respect to any asset as to which any unrealized gain or loss is required to be recognized for U.S. federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting, (ii) any Acquired Fund shareholder that is required to recognize unrealized gains and losses for U.S. federal income tax purposes under a mark-to-market system of accounting, (iii) any gain or loss that may be recognized on “section 1256 contracts” as defined in

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section 1256(b) of the Code as a result of the closing of the tax year of the Acquired Fund, or (iv) any other gain or loss that may be required to be recognized as a result of the closing of the tax year of the Acquired Fund.

Further, no opinion will be expressed as to the effect of the Transaction on (i) the taxable year of any shareholder of the Acquired Fund, (ii) the Acquired Fund or the Acquiring Fund with respect to any stock held in a passive foreign investment company as defined in Section 1297(a) of the Code or personal holding company as defined in Section 542 of the Code, or (iii) any shares held as a result of or attributable to compensation for services by any person.

This opinion does not address the various state, local or foreign tax consequences that may result from the Transaction. In addition, no opinion is expressed as to any U.S. federal income tax consequence of the Transaction except as specifically set forth herein, and this opinion does not address any additional tax consequence that might result to a shareholder due to its particular circumstances, such as shareholders who are dealers in securities or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. This opinion may be relied upon with respect to the consequences specifically discussed herein only by the Acquiring Fund and its shareholders, and the Acquired Fund and its shareholders, and not by any other person or entity.

The opinion set forth above represents our conclusions as to the application of U.S. federal income tax law existing as of the date of this letter to the Transaction described above, and we can give no assurance that legislative enactments, administrative changes or court decisions may not be forthcoming that would require modifications or revocations of our opinion expressed herein. Moreover, there can be no assurance that positions contrary to our opinion will not be taken by the Service, or that a court considering the issues would not hold contrary to such opinion. Further, the opinion set forth above represents our conclusions based upon the documents and facts referred to above. Any material amendments to such documents or changes in any significant facts would affect the opinion referred to herein. Although we have made such inquiries and performed such investigation as we have deemed necessary to fulfill our professional responsibilities, we have not undertaken an independent investigation of the facts referred to in this letter.

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We express no opinion as to any U.S. federal income tax issue or other matter except those set forth above.

Very truly yours,

/s/ Paul Hastings LLP

PAUL HASTINGS LLP